Exhibit 99.1

China Properties Developments, Inc.  Enters into New Agreement to Acquire Yan-ta Shopping Mall

XI'AN, China--(BUSINESS WIRE)- June 19, 2007--China Properties Developments, Inc. (“China Properties”) (OTCBB:CPDV - News) a leading developer of high-end residential, commercial and office real estate in the city of Xi'an, the capital of Shaanxi Province in the People's Republic of China, announced that the Company recently entered into a revised agreement to acquire a 90% equity interest in Shaanxi Xinyuan Real Estate Co. Ltd (“Shaanxi”).

On June 13, 2007, China Properties terminated its February 16, 2006, agreement with the shareholders of Shaanxi and entered into a new share subscription agreement with Shaanxi, a People’s Republic of China limited liability corporation, pursuant to which China Properties has agreed to acquire new treasury stock from Shaanxi which shall provide China Properties with  90% equity ownership of Shaanxi. The total purchase price for the share acquisition is 230 million Renminbi, estimated to be approximately US$30 million at the current currency exchange rate which is subject to change.  The parties have agreed that the obligation of China Properties to purchase the shares is subject to China Properties obtaining equity or debt financing for the full amount of the purchase price.  There is no assurance that such financing will be obtained by China Properties on acceptable terms.  The agreement may be terminated by either party in the event closing has not occurred within 240 days of the signing of the agreement. Assuming  the closing of the transaction, Shaanxi will become a 90% owned subsidiary of China Properties.  The use of proceeds from the US$30 million share issuance by Shaanxi  will be to fund a portion of the costs of the construction of Phase II of the Yan-Ta Shopping Mall.

Ping'an Wu, Chairman, President and CEO of China Properties Developments, Inc. said, "We are proud to announce the revised agreement to acquire Shaanxi Xinyuan Real Estate Co.  The Yan-Ta Shopping Mall project is a landmark property in Xi’an and we are excited about the opportunity to complete construction of this state of the art facility."

Steven Lou, Director, Sr. VP and CFO of China Properties Developments, Inc., stated, “We plan to leverage our position as a publicly traded company to facilitate the financing required to complete this major development. We are hopeful that the acquisition can close during the next quarter."

About Shaanxi:
Shaanxi Xinyuan Real Estate Co. is the developer of the Yan-Ta Shopping Mall project in Xi’an, China. Comprising a large urban park, a high-end shopping mall and entertainment facilities, The Yan-Ta Shopping Mall is listed as one of The City of Xi’an’s Key Projects for 2005/06. The park, already under way, will occupy 12 acres. Below ground, a three-story shopping mall will provide 1,291,670 square feet of retail and commercial space plus 2,000 parking spaces.

Designed to complement the unique characteristics of Xi’an’s historic and geographic features, the park will provide space for walking, exercising and large-scale gatherings. The northern part of the park will have an open performance platform; a large fountain will dominate the middle of the expanse; and the southern section will be plant and flower gardens. Fountains and waterfalls with displays operated with advanced technology will be scattered throughout. Well designed lighting will keep the city night alive. This square is expected to be a landmark in Xi’an’s southern area and will be known to as a luxurious place for shopping, work and leisure.

Development of Phase I of Yan-Ta Shopping Mall commenced in 2004 and occupancy is scheduled to commence in the second quarter of 2007. Development of Phase II is scheduled commenced in 2007 and occupancy is scheduled for completion in 2009. Total investment is expected to be approximately $100 million dollars. The Yan-Ta Shopping Mall project was appraised on October 13, 2005 at 304,247,100 Yuan, or $39,354,000 USD at current exchange rates.

About The Company
China Properties Developments, Inc. owns 90.28% of its subsidiary, Xi'an Jiahui Real Estate Co. Ltd. formed under the Company Law of the People's Republic of China ("Jiahui"). Jiahui is a sino-foreign joint venture company formed in 1996. China Properties Developments, Inc. develops and manages high-end residential, commercial and office real estate in the city of Xi'an, the capital of Shaanxi Province in the People's Republic of China. One of China's most ancient cities, Xi'an is a thriving cultural, historical and intellectual center, whose population of more than 6 million. The Company has completed development of the Jiahui Office Building  and Yangming International Tower. The Company is currently developing the Garden Villa and Bali Village projects. The total assets of the Company are over US$28 million.   For more information go to www.chinapropertiesdevelopments.com

This press release contains certain forward-looking statements. These forward-looking statements can generally be identified as such because the context of the statement will include words such as China Properties “expects”, “should”, “believes”, “anticipates” or words of similar import.  Stockholders, potential investors and other readers are cautioned that these forward-looking statements are predictions based only on current information and expectations that are inherently subject to risks and uncertainties that could cause future events or results to differ materially from those set forth or implied by the forward-looking statements. Certain of those risks and uncertainties are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-KSB and quarterly reports on Form 10-QSB.  These forward-looking statements are only made as of the date of this press release and China Properties does not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:
China Properties Developments, Inc.
Steven Lou, Chief Financial Officer
Tel: 86-29-85257560; Fax: 86-29-85257829
steven.lou@chinapropertiesdevelopments.com

Source: China Properties Developments, Inc.